EXHIBIT 99.1

OHA Investment Corporation Appoints Steven Wayne President and CEO

NEW YORK, Jan. 15, 2016 (GLOBE NEWSWIRE) -- The Board of Directors (the “Board”) of OHA Investment Corporation (Nasdaq:OHAI) (the "Company") today announced the appointment of Steven Wayne as President and Chief Executive Officer of the Company, effective January 15, 2016.  Mr. Wayne succeeds Mr. Robert W. Long, who is departing the Company and Oak Hill Advisors, L.P. (“OHA”) to accept a new role. As President and Chief Executive Officer, Mr. Wayne will continue the Company’s focus on middle market lending across a broad spectrum of industries and companies, as OHAI transitions to a more diversified lending model from its historical focus on energy investments.

Glenn R. August, Chairman of the Board, said, “We are pleased to have someone with Steven’s experience as OHA Investment Corporation’s President and CEO.  Steven has been working with middle market companies as a lender, equity investor and advisor for more than 25 years.  His credit market knowledge, structuring skills and range of borrower and sponsor relationships make him exceptionally well positioned to succeed in this role. I would like to thank Bob Long for his contribution to OHAI and I wish him well in his future endeavors."

Mr. Wayne serves as a Managing Director and Portfolio Manager of Oak Hill Advisors, L.P. (“OHA”), the Company’s external investment manager. Since joining OHA in 2006, he has been a senior member of OHA’s investment team and helped to lead the firm’s middle market private lending activities as well as serving on the investment committee for OHAI. Mr. Wayne’s experience includes investing in a broad range of industries and providing financing solutions across the spectrum of borrower needs. Mr. Wayne was instrumental in originating and effecting the transaction whereby OHA became the external manager of OHAI in September 2014.

Mr. Wayne said, “I am excited to lead OHA Investment Corporation and build value for our stockholders. I look forward to continuing to broaden our offering of financing solutions to a diversified group of borrowers."

About OHA Investment Corporation

OHAI (www.ohainvestmentcorporation.com) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI has elected to be regulated as a business development company under the Investment Company Act of 1940.  OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com).

CONTACT:

Cory E. Gilbert - Chief Financial Officer
OHAICInvestorRelations@oakhilladvisors.com

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